Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of the 19th day of September 2005, among LEESPORT FINANCIAL CORP. (“Company”), a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania, LEESPORT BANK (“Bank”), a state banking institution having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania, and ROBERT D. DAVIS (“Executive”), an adult individual residing at 42 Rosewood Lane, Malvern, Pennsylvania.

WITNESSETH:

WHEREAS, Bank is the wholly owned banking subsidiary of Company;

WHEREAS, Company and Bank desire to employ Executive in the capacity of President and Chief Executive Officer of each of Company and Bank on the terms and conditions set forth herein;

WHEREAS, Executive desires to accept employment with Company and Bank on the terms and conditions set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.  Employment.  Company and Bank each hereby employ Executive, and Executive hereby accepts employment with Company and Bank, on the terms and conditions set forth in this Agreement.

2.  Duties of Employee.  Executive shall be employed as President and Chief Executive Officer of Company and of Bank, and shall hold such additional titles as may be given to him from time to time by the respective Boards of Directors of Company and of Bank.  As an executive officer of Company and of Bank, Executive shall perform and discharge well and faithfully such duties consistent with his position as may be assigned to Executive from time to time by the respective Boards of Directors of Company and of Bank.  Executive shall devote his full working time, attention and energies to the business of Company and of Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) investing Executive’s personal assets in enterprises that do not compete with Company or Bank or (b) being involved in any other work activity with the prior approval of the Board of Directors of Company and Bank.

3.  Term of Agreement.

(a)  This Agreement shall be for a period (the “Employment Period”) commencing on September 19, 2005 and ending on December 31, 2008; provided, however, that the Employment Period shall be automatically extended on January 1, 2009 and on January 1 of each subsequent year (the “Annual Renewal Date”) for a period ending one (1) year from each Annual Renewal Date unless either party shall give written notice of nonrenewal to the other party at least ninety (90) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period.

(b)  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of each of Company and Bank to Executive.  As used in this Agreement, “Cause” shall mean any of the following:

(i)  Executive’s conviction of or plea of guilty or nolo contendere to a felony or the actual incarceration of Executive for a period of forty-five (45) consecutive days or more;

(ii)  Executive’s failure to follow the good faith lawful instructions of the Board of Directors of Company or Bank with respect to its operations, following at least fifteen (15) days prior written notice of such instructions;

(iii)  Executive’s willful failure to substantially perform Executive’s duties to Company or Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness; or

(iv)  Executive’s willful failure to enforce, or willful violation of, the material written policies and procedures of Company or Bank.

(v)  Executive’s commission of an act or course of conduct constituting fraud or willful malfeasance, dishonesty or gross negligence as to Company or Bank or as to Executive’s employment hereunder, or which, in the reasonable judgment of the Board of Directors of Company or Bank, results in public discredit to Company or Bank; or

(vi)  Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.

If this Agreement is terminated for Cause, Executive’s rights under this Agreement shall cease as of the effective date of such termination, provided, however, that Executive shall be entitled to payment of any regular salary accrued, but not yet paid, through the date of his termination for Cause.  Executive shall not be entitled to any portion of any bonus that might otherwise have been payable to him for the year in which such termination occurs.

(c)  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than for Good Reason in accordance with Section 7(b) or after a Change in Control as defined in Section 5(b) of this Agreement), retirement at Executive’s election, or Executive’s death.  Except as otherwise specifically provided herein, if this Agreement is terminated for any such reason, Executive’s rights under this Agreement shall cease as of the effective date of such termination, provided, however, that Executive shall be entitled to payment of any regular salary accrued, but not yet paid, through the date of his termination.

Executive shall not be entitled to any portion of any bonus that might otherwise have been payable to him for the year in which such termination occurs.

(d)  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically 90 days following Executive’s total disability as defined and determined under the long-term disability policy referenced in Section 4(f) (“Disability”) and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive becomes disabled after a Change in Control, as defined in Section 5(b) of this Agreement, Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement.  Payment of Disability benefits, or a written acknowledgement from the insurance carrier that Disability benefits are payable (without regard to waiting or eligibility periods), under the long-term disability policy referenced in Section 4(f) shall be deemed to be a conclusive determination of Disability.

(e)  Executive agrees that, in the event his employment under this Agreement is terminated, Executive shall concurrently resign as a director of Company or Bank, or any affiliate of Company or Bank, if he is then serving as a director of any of such entities.

4.  Employment Period Compensation.

(a)  Salary.  For services performed by Executive under this Agreement, Company and Bank shall pay Executive a salary, in the aggregate, during the Employment Period, at the rate of $325,000 per year, payable at the same times as salaries are payable to other executive employees of Company or of Bank.  Company and/or Bank may, from time to time, increase Executive’s salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Company or of Bank or any committee of such Boards in the resolutions authorizing such increases.

(b)  Bonus.  For services performed by Executive under this Agreement, Executive shall be eligible to receive an annual bonus during the Employment Period, in such amounts and at such times, annually, as is provided in such incentive compensation plan for executive officers of Company and/or Bank as shall be approved by the Board of Directors of Company and/or Bank and in effect from time to time.  Executive shall be eligible to receive a pro-rated bonus for the year ending December 31, 2005 determined in accordance with such incentive compensation plan.  The payment of any such bonus shall not reduce or otherwise affect any other obligation to Executive provided for in this Agreement.

(c)  Vacation.  During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of Company and Bank plus such other personal or bonus days as may be set forth in the policies of Company and Bank.  Executive shall not be entitled to receive any additional compensation from Company and Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of Company and Bank.

(d)  Automobile and Other Business-Related Expenses.  During the term of this Agreement, Executive shall be provided with a car allowance of $1,200 per month.  Executive shall also be reimbursed for all reasonable expenses associated with the operation, maintenance and insurance of such automobile, and for all other reasonable out-of-pocket expenses incurred by Executive in connection with the performance of his duties under this Agreement in accordance with Bank’s normal expense reimbursement policies.

(e)  Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock purchase, employee stock ownership, or other plans, benefits and privileges provided to employees and executives of Company and Bank, including participation in health and welfare benefit plans and disability insurance coverage, to the extent commensurate with his then existing duties and responsibilities, as fixed by the Boards of Directors of Company and Bank.  Company and Bank shall not make any changes in such plans, benefits or privileges which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Company and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Company and Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 4(a) hereof.

(f)  Term Life Insurance; Long-Term Disability Insurance.  During the term of this Agreement, Company or Bank shall maintain a term life insurance policy on the life of Executive in the amount of $1,000,000.  The beneficiary of such term life insurance policy shall be designated by Executive.  Company or Bank shall pay (or reimburse Executive for) the premiums on the existing Provident Life and Accident Insurance Company long-term disability policy (No. 06-600-7877618) maintained for the benefit of Executive or, at the option of Company or Bank, pay (or reimburse Executive for) the premiums payable on a substitute long-term disability policy providing comparable benefits and coverage and reasonably acceptable to Executive.

(g)  Stock Options.  Concurrently with the execution of this Agreement, Leesport shall grant Employee incentive stock options (the “Options”) to purchase fifty thousand (50,000) shares of common stock of Leesport (the “Common Stock”) under Leesport’s stock option plan existing on the date of this Agreement.  The exercise price of the Options shall equal the fair market value of the Common Stock (as defined in the option plan) as of the grant date.  The Options shall be subject to a three (3) year vesting provision, with one-third (1/3) of the total number of Options vesting on September 19, 2006, one-third (1/3) of the total number of Options vesting on September 19, 2007, and one-third (1/3) of the total number of Options vesting on September 19, 2008.  The Options shall provide for a term of ten (10) years and shall otherwise be subject to the terms and conditions of Company’s stock option plan.  As permitted by Company’s stock option plan, the option agreement evidencing grant of the Options shall provide that (i) vesting of the Options shall automatically accelerate in the events that Executive’s employment is terminated involuntarily other than for Cause or Disability, or Executive terminates his employment voluntarily for Good Reason, (ii) Executive shall have 3 months following termination of employment to exercise such Options in the events that Executive’s employment is terminated involuntarily other than for Cause or Disability, or Executive terminates his employment voluntarily for Good Reason, and (iii) Executive, or Executive’s estate or qualified personal representatives, as the case may be, shall have 12 months following termination of employment to exercise Options vested at the date of termination of employment in the event that Executive’s employment is involuntarily terminated for Disability or in the event of Executive’s death.

(h)  Country Club Membership.  During the term of this Agreement, Company or Bank shall pay or reimburse Executive for the cost of membership and annual dues at a country club mutually acceptable to Company and Executive.

5.  Termination of Employment Following Change in Control.

(a)  If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur and if thereafter at any time there shall be any voluntary or involuntary termination of Executive’s employment (other than for the reasons set forth in Section 3(b) or 3(d) of this Agreement), then the provisions of Section 6 of this Agreement shall apply.

(b)  As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)  (A)  a merger, consolidation, or division involving Company or Bank, (B) a sale, exchange, transfer, or other disposition of substantially all of the assets of Company, or (C) a purchase by Company of substantially all of the assets of another entity, unless (x) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by eighty percent (80%) or more of the members of the Board of Directors of Company or Bank, as applicable, who are not interested in the transaction and (y) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Company or Bank, as applicable; or

(ii)  any other change in control of Company similar in effect to any of the foregoing.

6.  Rights in Event of Termination of Employment Following Change in Control.

(a)  In the event that there is a Change in Control and the Executive’s employment terminates voluntarily or involuntarily other than for Cause or prior Disability, Executive shall be absolutely entitled to receive the compensation and benefits set forth below:

(i)  Company and Bank shall pay (or cause to be paid), in the aggregate, to Executive in cash, within thirty (30) days following termination, an amount equal to two (2.0) multiplied by the highest annualized base salary paid or payable to Executive at any time during the three (3) years preceding such termination (including the year in which termination occurs); and

(ii)  for a period of twenty-four (24) months following termination, the Executive shall be entitled to continued participation in Company’s health and other welfare benefit plans; provided, however, that, if the Executive is not permitted to participate in any of such plans in accordance with the administrative provisions of those plans and applicable federal and state law, Company and Bank shall pay (or cause to be paid) to Executive in cash an amount equal to the after-tax cost to Executive to obtain substantially similar benefits.

(b)  Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise.  The amount of payment or the benefit provided for in this Section 6 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c)  Except as otherwise provided in Section 4(g), the amounts payable pursuant to this Section 6 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by Company and/or Bank following a Change in Control.

7.  Rights in Event of Termination of Employment Absent Change in Control.

(a)  In the event that Executive’s employment is involuntarily terminated by Company and/or Bank other than for Cause or Disability and no Change in Control shall have occurred at the date of such termination, Company and Bank shall continue to pay (or cause to be paid) Executive’s monthly base salary in effect on the date of termination for a period of months equal to the lesser of (i) the number of months remaining in the Employment Period or (ii) 18.

(b)  In the event that Executive’s employment terminates voluntarily for Good Reason (as defined in this subsection) and no Change in Control shall have occurred at the date of termination; Company and Bank shall continue to pay (or cause to be paid) Executive’s monthly base salary in effect on the date of termination for a period of 12 months.  For purposes of this subsection, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent:  (i) a material adverse change in Executive’s title, job description, or duties (including a change resulting from the assumption by Company’s Chairman of the Board of Directors of an active role in the day-to-day operations of Company or Bank); (ii) a reduction in Executive’s base salary; or (iii) a material breach of this Agreement by Company or Bank, which breach is not cured within 15 days of written notice from Executive to Company and Bank.

(c)  In addition to the continued compensation to Executive provided by Section 7(a) or 7(b), as applicable, Executive shall be entitled to continued participation in Company’s health and other welfare benefit plans during the period in which Executive is receiving continued compensation in accordance with Section 7(a) or 7(b), as applicable; provided, however, that, if Executive is not permitted to participate in any of such plans in accordance with the administrative provisions of those plans and applicable federal and state law, Company and Bank shall pay (or cause to be paid) to Executive in cash an amount equal to the after-tax cost to Executive to obtain substantially similar benefits.

(d)  Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise.  The amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(e)  Except as otherwise provided in Section 4(g), the amounts payable pursuant to this Section 7 shall constitute Executive’s sole and exclusive remedy in the event of involuntary termination of Executive’s employment by Company and/or Bank in the absence of a Change in Control.

8.  Potential Additional Termination Benefit.  In the event that the amounts and benefits payable under Sections 6 or 7 this Agreement, when added to other amounts and benefits which may become payable to the Executive by Company or Bank, are such that Executive becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Company shall pay Executive such additional amount or amounts as will result in the Executive’s retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount the Executive would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.  For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates.  All calculations required to be made under this subsection shall be made by Company’s independent public accountants, subject to the right of the Executive’s representatives to review the same.  All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Company’s independent accountants.  In the event that any amounts paid hereunder by Company are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse Company to correct the error upon written notice from Company, together with written confirmation of the same by Company’s independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed).  In the event that any amounts paid hereunder by Company are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, Company will pay to the Executive the deficient amount, together with (i) interest at the greater of the above-referenced rate or the interest he is required to pay taxing authorities plus (ii) any penalties assessed against the Executive by such authorities.  Prior to its payment to the Executive, Company shall be entitled to request the delivery of proof (by calculations made by the Executive’s accountant or, in the case of tax assessments, the Executive’s delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

9.  Covenant Not to Compete or Solicit.

(a)  Executive hereby acknowledges and recognizes the highly competitive nature of the business of Company and Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not (except in connection with the performance of his duties hereunder):

(i)  be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in (1) the banking (including bank holding company), insurance brokerage or financial services industry, or (2) any other activity in which Company or any of its subsidiaries is engaged at the date of termination of the Executive’s employment, in any county in which, at that date, a branch, office or other facility of Company, Bank or any of their respective direct or indirect subsidiaries is located or in which is located any such facility as to which Company, Bank or any of their respective direct or indirect subsidiaries is party to a binding commitment, letter of intent, memorandum of understanding or some other document that evidences its acquisition of such facility, or in any county contiguous to such a county, including contiguous counties located outside of the Commonwealth of Pennsylvania (the “Non-Competition Area”);

(ii)  directly or indirectly solicit the sale of or sell any financial service or product offered by Company or Bank to any current customer or client of Company or Bank or any customer or client who did business with Company or Bank at any time within the twelve (12)-month period preceding the effective date of termination; or

(iii)  directly or indirectly solicit any employee of Company or Bank or induce any such employee to terminate their employment relationship with Company or Bank.

(b)  It is expressly understood and agreed that, although Executive and Company consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for Company and its subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)  The provisions of this Section 9 shall be applicable commencing on the date of this Agreement and ending on one of the following dates, as applicable:

(i)  if Company and/or Bank terminate Executive’s employment involuntarily other than for Cause and no Change in Control shall have occurred at the date of termination, the date of termination of any severance payments under Section 7(a) of this Agreement;

(ii)  if Executive voluntarily terminates his employment with Company and/or Bank for Good Reason and no Change in Control shall have occurred, the date of termination of any severance payments under Section 7(b) of this Agreement;

(iii)  if Executive voluntarily terminates his employment with Company and/or Bank without Good Reason and no Change in Control shall have occurred or if Company and/or Bank terminate Executive’s employment for Cause, 18 months from the date of termination of Executive’s employment;

(iv)  if Company and/or Bank terminate Executive’s employment other than for Cause following a Change in Control or if Executive voluntarily terminates his employment following a Change in Control, the effective date of termination of Executive’s employment;

(v)  if Executive’s employment terminates as a result of Company and/or Bank giving notice of nonrenewal of the Employment Period in accordance with Section 3(a), the effective date of termination of Executive’s employment; or

(vi)  if Executive’s employment terminates as a result of Executvie giving notice of nonrenewal of the Employment Period in accordance with Section 3(a), 6 months from the date of termination of Executive’s employment with respect to the provisions of Section 9(a)(i) and 18 months from the date of termination of Executive’s employment with respect to the provisions of Section 9(a)(ii) and 9(a)(iii).

10.  Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Company and Bank, in the case of notices to Company and Bank.

11.  Waiver.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Company and Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.  Assignment.  This Agreement shall not be assignable by any party, except by Company and Bank to any successor in interest to their respective businesses that expressly assumes and agrees to perform this Agreement as described in Section 14(a) hereof.

13.  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement.

14.  Successors; Binding Agreement.

(a)  Company and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Company and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company and Bank would be required to perform it if no such succession had taken place.  Failure by Company and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 6 of this Agreement shall apply.  As used in this Agreement, “Company” and “Bank” shall mean Company and Bank as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  If Executive should die following termination of Executive’s employment, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

15.  Arbitration.  Company, Bank and Executive recognize that, in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution, in Reading, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  Company and Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Company, Bank and Executive, may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Company, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement.  Notwithstanding the foregoing, Company and/or Bank may pursue injunctive relief for breaches or alleged breaches by Executive of the provisions of Section 9 or Section 16 of this Agreement only in courts of proper jurisdiction.

16.  Unauthorized Disclosure of Confidential Information.  During the term of Executive’s employment hereunder, or at any later time, Executive shall not, without the written consent of the Board of Directors of Company or a person authorized by such Board, knowingly disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties on behalf of Company, any material confidential information obtained by Executive while employed by Company and Bank with respect to any services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices of Company, Bank or any of their respective subsidiaries the disclosure of which could be damaging to Company, Bank or any of such subsidiaries; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Company, Bank or any of their respective subsidiaries, Executive’s “know-how,” or any information that must be disclosed as required by law.

17.  Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

19.  Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

LEESPORT FINANCIAL CORP.

By:	/s/ Alfred J. Weber	(SEAL)

Attest:	/s/ Jenette L. Eck
“Company”

LEESPORT BANK

By:	/s/ Alfred J. Weber	(SEAL)

Attest:	/s/ Jenette L. Eck
“Bank”

Witness:

/s/ Jenette L. Eck	/s/ Robert D. Davis	(SEAL)
Robert D. Davis
“Executive”